Exhibit 16.1

July 7, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K for the event that occurred on July 5, 2017, to be filed by our former client, Intercloud Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ WithumSmith+Brown, PC